Exhibit 99.1

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Basis of Presentation and Results of Operations contained in this item have been updated to reflect a change in our measurement of segment profit and loss. Our Same Store Analysis, also included in the Basis of Presentation, has not changed.

    This item has not been updated for any other changes since the filing of our annual report on Form 10-K for the year ended December 31, 2013 (“2013 Annual Report”). For significant developments that have occurred subsequent to the filing of the 2013 Annual Report, refer to our Quarterly Report on Form 10-Q for the twelve weeks ended March 25, 2014.

The following discussion of our financial condition and results of operations should be read together with the audited consolidated financial statements and related notes included in “Item 8. Financial Statements and Supplementary Data”. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Item 1A. Risk Factors” in our 2013 Annual Report.

Basis of Presentation

Total revenues recorded in our two principal business segments (1) golf and country clubs and (2) business, sports and alumni clubs, are comprised mainly of revenues from membership dues (including upgrade dues), food and beverage operations and golf operations. Operating expenses recorded in our two principal business segments primarily consist of labor expenses, food and beverage costs, golf course maintenance costs and general and administrative costs.

We also disclose other (“Other”), which consists of other business activities including ancillary revenues related to alliance arrangements, a portion of the revenue associated with upgrade offerings, reimbursements for certain costs of operations at managed clubs, amortization of certain proceeds received from mineral lease and surface right agreements, corporate overhead expenses, and shared services. Other also includes corporate assets such as cash, goodwill, intangible assets, and loan origination fees.

EBITDA and Adjusted EBITDA

Adjusted EBITDA (“Adjusted EBITDA”) is a key financial measure used by our management to (1) internally measure our operating performance, (2) evaluate segment performance and allocate resources and (3) assess our ability to service our debt, incur additional debt and meet our capital expenditure requirements. We believe that the presentation of Adjusted EBITDA, on a consolidated basis, is appropriate as it provides additional information to investors about our compliance with certain financial covenants and investors and lenders have historically used EBITDA-related measures.
EBITDA is defined as net income before interest expense, income taxes, interest and investment income, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus impairments, gain or loss on disposition and acquisition of assets, losses from discontinued operations, loss on extinguishment of debt, non-cash and other adjustments, equity-based compensation expense and an acquisition adjustment. The acquisition adjustment to revenues and Adjusted EBITDA within each segment represents estimated deferred revenue using current membership life estimates related to initiation payments that would have been recognized in the applicable period but for the application of purchase accounting in connection with the acquisition of CCI in 2006. Adjusted EBITDA is based on the definition of Consolidated EBITDA as defined in the credit agreement governing the Secured Credit Facilities and may not be comparable to other companies. The credit agreement governing the Secured Credit Facilities contains certain financial covenants which require the Company to maintain specified financial ratios in reference to Adjusted EBITDA. For comparability purposes, amounts for all periods have been recast.

The following table provides a reconciliation of net loss to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Years Ended
	December 31, 2013	December 25, 2012	December 27, 2011
	(dollars in thousands)
Net loss	$(40,680)	$(26,992)	$(35,622)
Interest expense	83,669	89,369	84,746
Income tax expense (benefit)	1,681	(7,528)	(16,421)
Interest and investment income	(345)	(1,212)	(138)
Depreciation and amortization	72,073	78,286	93,035
EBITDA	$116,398	$131,923	$125,600
Impairments, disposition of assets and loss from discontinued operations (1)	14,514	26,604	11,030
Loss on extinguishment of debt (2)	16,856	—	—
Non-cash adjustments (3)	3,929	1,865	(37)
Other adjustments (4)	10,134	3,237	15,574
Equity-based compensation expense (5)	14,217	—	—
Acquisition adjustment (6)	1,306	2,560	5,006
Adjusted EBITDA	$177,354	$166,189	$157,173
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(1)	Includes non-cash impairment charges related to: liquor licenses, property and equipment, equity method investments, mineral rights, loss on disposals of assets and net loss from discontinued clubs.

(2)	Includes loss on extinguishment of debt calculated in accordance with GAAP.

(3)
Includes non-cash items related to purchase accounting associated with the acquisition of CCI in 2006 by affiliates of KSL, expense recognized for our long-term incentive plan related to fiscal years 2011 through 2013 and non-cash income related to mineral lease and surface rights agreements.

(4)
Represents adjustments permitted by the credit agreement governing the Secured Credit Facilities including cash distributions from equity method investments less earnings of said investments, income or loss attributable to non-controlling equity interests of continuing operations, franchise taxes, adjustments to accruals for unclaimed property settlements, acquisition costs, debt amendment costs, other charges incurred in connection with the ClubCorp Formation and management fees, termination fee and expenses paid to an affiliate of KSL.

(5)	Includes equity-based compensation expense, calculated in accordance with GAAP, related to awards held by certain employees, executives and directors.

(6)
Represents estimated deferred revenue using current membership life estimates related to initiation payments that would have been recognized in the applicable period but for the application of purchase accounting in connection with the acquisition of CCI in 2006.

Adjusted EBITDA is not determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, operating income or net income (as determined in accordance with GAAP) as a measure of our operating results or net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our cash flows or ability to fund our cash needs. Our measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
For the fiscal year ended December 31, 2013, Adjusted EBITDA increased $11.2 million, or 6.7%, over the fiscal year ended December 25, 2012, due primarily to growth in our golf and country club segment offset by decreases in Other. For the fiscal year ended December 25, 2012, Adjusted EBITDA increased $9.0 million, or 5.7%, over the fiscal year ended December 27, 2011 due primarily to growth in our golf and country club segment offset by decreases in Other.

Same Store Analysis

We employ “same store” analysis techniques for a variety of management purposes. By our definition, clubs are evaluated at the beginning of each year and considered same store once they have been fully operational for one fiscal year. Newly acquired or opened clubs, clubs added under management agreements and divested clubs are not classified as same store; however, clubs held for sale are considered same store until they are divested. Once a club has been divested, it is removed from the same store classification for all periods presented and included in discontinued operations. For same store year-over-year comparisons, clubs must be open the entire year for both years in the comparison to be considered same store, therefore, same store facility counts and operating results may vary depending on the years of comparison. We believe this approach provides for a more effective analysis tool because it allows us to assess the results of our core operating strategies by tracking the performance of our established same store clubs without the inclusion of newly acquired or opened clubs.

Our fiscal year consists of a 52/53 week period ending on the last Tuesday of December. Our first, second and third quarters each consist of twelve weeks while our fourth quarter consists of sixteen or seventeen weeks. For 2013, the fiscal year is comprised of the 53 weeks ended December 31, 2013. For 2012 and 2011, the fiscal years were comprised of the 52 weeks ended December 25, 2012 and December 27, 2011, respectively.

Results of Operations

Comparison of the Fiscal Years Ended December 31, 2013 and December 25, 2012

Segment Operations

The following table presents key financial information for our Segments and Adjusted EBITDA for the fiscal years ended December 31, 2013 (consisting of 53 weeks) and December 25, 2012 (consisting of 52 weeks):

	Fiscal Year Ended
Consolidated Summary	December 31, 2013 (53 weeks)	December 25, 2012 (52 weeks)	Change (2)	% Change (2)
	(dollars in thousands)
Total Revenue	$815,080	$754,944	$60,136	8.0%

Adjusted EBITDA:
Golf and Country Clubs	$180,358	$168,594	$11,764	7.0%
Business, Sports and Alumni Clubs	34,500	34,255	245	0.7%
Other	(37,504)	(36,660)	(844)	(2.3)%
Total Adjusted EBITDA (1)	$177,354	$166,189	$11,165	6.7%
_______________________________

(1)	See ‘‘Basis of Presentation—EBITDA and Adjusted EBITDA’’ for the definition of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

(2)	All figures refer to year-over-year growth. The fiscal year ended December 31, 2013 benefited from one additional week in such fiscal year.

Golf and Country Clubs

The following table presents key financial information for our golf and country clubs for the fiscal years ended December 31, 2013 (consisting of 53 weeks) and December 25, 2012 (consisting of 52 weeks). References to percentage changes that are not meaningful are denoted by ‘‘NM’’.

	Fiscal Year Ended
Golf and Country Club Segment	December 31, 2013 (53 weeks)	December 25, 2012 (52 weeks)	Change (3)	% Change (3)
	(dollars in thousands)
Same Store Clubs
Revenue
Dues	$284,898	$266,906	$17,992	6.7%
Food and Beverage	137,450	128,687	8,763	6.8%
Golf Operations	141,110	137,663	3,447	2.5%
Other	49,788	48,977	811	1.7%
Revenue	$613,246	$582,233	$31,013	5.3%
Adjusted EBITDA	$177,647	$167,876	$9,771	5.8%
Adjusted EBITDA Margin	29.0%	28.8%	20 bps	0.7%

Acquisitions
Revenue	$15,377	$3,850	$11,527	NM
Adjusted EBITDA	$2,711	$718	$1,993	NM

Total Golf and Country Clubs
Revenue	$628,623	$586,083	$42,540	7.3%
Adjusted EBITDA	$180,358	$168,594	$11,764	7.0%
Adjusted EBITDA Margin	28.7%	28.8%	-10 bps	(0.3)%

Same Store Memberships	81,750	81,112	638	0.8%
Total Memberships	85,397	82,719	2,678	3.2%
Same Store Average Membership (1)	81,431	80,866	565	0.7%
Dues per Average Same Store Membership (2)	$3,499	$3,301	$198	6.0%
Revenue per Average Same Store Membership (2)	$7,531	$7,200	$331	4.6%
_______________________________

(1)	Same store average membership is calculated using the same store membership count at the beginning and end of the period indicated.

(2)	Same store dues or revenue divided by same store average membership.

(3)	All figures refer to year-over-year growth. The fiscal year ended December 31, 2013 benefited from one additional week in such fiscal year.

Total revenue for same store golf and country clubs increased $31.0 million, or 5.3%, for the fiscal year ended December 31, 2013 compared to the fiscal year ended December 25, 2012, largely due to increases in dues, increases from all major revenue streams due to fiscal year 2013 comprising of weeks, while fiscal year 2012 was comprised of 52 weeks and increases in food and beverage, golf operations and other revenue. Dues revenue increased $18.0 million, or 6.7%, inclusive of one additional week in fiscal year 2013, due to an increase in average dues per membership, which is partially due to revenues from the O.N.E offering, and an increase in memberships. Food and beverage revenue increased $8.8 million, or 6.8%, primarily due to a 7.8% increase in a la carte revenue driven by an increase in a la carte covers per average membership, which is partially driven by the O.N.E. offering, combined with a 2.0% increase in a la carte check average and an increase in private party revenue driven by increased spend in social and corporate private parties. Golf operations revenue increased $3.4 million, or 2.5%, due to increases in average green fees, cart fees and increased retail revenue.

Adjusted EBITDA for same store golf and country clubs increased $9.8 million, or 5.8%, for the fiscal year ended December 31, 2013 compared to the fiscal year ended December 25, 2012, inclusive of one additional week in fiscal year 2013, largely due to the increase in higher margin dues revenue. As a result, same store Adjusted EBITDA margin for the fiscal year ended December 31, 2013 increased 20 basis points over the fiscal year ended December 25, 2012.

Business, Sports and Alumni Clubs

The following table presents key financial information for our business, sports and alumni clubs for the fiscal years ended December 31, 2013 (consisting of 53 weeks) and December 25, 2012 (consisting of 52 weeks). References to percentage changes that are not meaningful are denoted by ‘‘NM’’.

	Fiscal Year Ended
Business, Sports and Alumni Club Segment	December 31, 2013 (53 weeks)	December 25, 2012 (52 weeks)	Change (3)	% Change (3)
	(dollars in thousands)
Same Store Clubs
Revenue
Dues	$77,600	$74,914	$2,686	3.6%
Food and Beverage	90,171	86,958	3,213	3.7%
Other	12,659	12,472	187	1.5%
Revenue	$180,430	$174,344	$6,086	3.5%
Adjusted EBITDA	$34,508	$34,255	$253	0.7%
Adjusted EBITDA Margin	19.1%	19.6%	(50) bps	(2.6)%

Acquisitions
Revenue	$—	$—	$—	NM
Adjusted EBITDA	$(8)	$—	$(8)	NM

Total Business, Sports and Alumni Clubs
Revenue	$180,430	$174,344	$6,086	3.5%
Adjusted EBITDA	34,500	34,255	$245	0.7%
Adjusted EBITDA Margin	19.1%	19.6%	(50) bps	(2.6)%

Same Store Memberships	61,405	62,046	(641)	(1.0)%
Total Memberships	61,405	62,046	(641)	(1.0)%
Same Store Average Membership (1)	61,726	62,500	(774)	(1.2)%
Dues per Average Same Store Membership (2)	$1,257	$1,199	$58	4.8%
Revenue per Average Same Store Membership (2)	$2,923	$2,790	$133	4.8%
_______________________________

(1)	Same store average membership is calculated using the same store membership count at the beginning and end of the period indicated.

(2)	Same store dues or revenue divided by same store average membership.

(3)	All figures refer to year-over-year growth. The fiscal year ended December 31, 2013 benefited from one additional week in such fiscal year.

Total revenues for same store business, sports and alumni clubs increased $6.1 million, or 3.5%, for the fiscal year ended December 31, 2013 compared to the fiscal year ended December 25, 2012, due to increases from all major revenue streams due to fiscal year 2013 comprising 53 weeks, while fiscal year 2012 was comprised of 52 weeks, as well as increases in food and beverage revenue. Food and beverage revenue increased $3.2 million, or 3.7%, due to an 8.9% increase in a la carte revenue, driven by a 5.9% increase in a la carte check average and a 4.1% increase in a la carte covers per average membership, combined with an increase in private party revenue driven by increased spend in corporate private parties. Dues revenue increased $2.7 million, or 3.6%, inclusive of one additional week in fiscal year 2013.

Adjusted EBITDA for same store business, sports and alumni clubs increased $0.2 million, or 0.7%, for the fiscal year ended December 31, 2013 compared to the fiscal year ended December 25, 2012, inclusive of one additional week in fiscal year 2013, as improved revenues were offset by increases in variable labor costs and an increase in cost of goods sold associated with increased food and beverage revenue. The remaining increase in expenses was primarily related to increased leasing costs associated with the relocation and reinvention of one of our business clubs. Primarily as a result of the relocation and reinvention of the business club described above, Adjusted EBITDA margin for the fiscal year ended December 31, 2013 declined 50 basis points compared to the fiscal year ended December 25, 2012.

Other

The following table presents financial information for Other, which is comprised primarily of activities not related to our two business segments, for the fiscal years ended December 31, 2013 (consisting of 53 weeks) and December 25, 2012 (consisting of 52 weeks):

	Fiscal Year Ended
Other	December 31, 2013 (53 weeks)	December 25, 2012 (52 weeks)	Change	% Change
	(dollars in thousands)
Adjusted EBITDA	$(37,504)	$(36,660)	$(844)	(2.3)%

Other Adjusted EBITDA decreased $0.8 million, or 2.3%, for the fiscal year ended December 31, 2013 compared to the fiscal year ended December 25, 2012 largely due to an increase in incentive compensation expense due to improved performance in the fiscal year ended December 31, 2013.

Comparison of the Fiscal Years Ended December 25, 2012 and December 27, 2011

Segment Operations

The following table presents key financial information for our Segments and Adjusted EBITDA for the fiscal year ended December 25, 2012 and December 27, 2011:

	Fiscal Year Ended
Consolidated Summary	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
Total Revenue	$754,944	$719,962	$34,982	4.9%

Adjusted EBITDA:
Golf and Country Clubs	$168,594	$156,001	$12,593	8.1%
Business, Sports and Alumni Clubs	34,255	32,673	1,582	4.8%
Other	(36,660)	(31,501)	(5,159)	(16.4)%
Total Adjusted EBITDA (1)	$166,189	$157,173	$9,016	5.7%
  _______________________________

(1)	See ‘‘Basis of Presentation—EBITDA and Adjusted EBITDA’’ for the definition of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Golf and Country Clubs

The following table presents key financial information for our golf and country clubs for the fiscal years ended December 25, 2012 and December 27, 2011. References to percentage changes that are not meaningful are denoted by ‘‘NM’’.

	Fiscal Year Ended
Golf and Country Club Segment	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
Same Store Clubs
Revenue
Dues	$261,930	$254,729	$7,201	2.8%
Food and Beverage	122,150	116,960	5,190	4.4%
Golf Operations	131,461	128,403	3,058	2.4%
Other	48,018	45,518	2,500	5.5%
Revenue	$563,559	$545,610	$17,949	3.3%
Adjusted EBITDA	$164,663	$154,738	$9,925	6.4%
Adjusted EBITDA Margin	29.2%	28.4%	80 bps	2.8%

Acquisitions
Revenue	$22,524	$10,077	$12,447	NM
Adjusted EBITDA	$3,931	$1,263	$2,668	NM

Total Golf and Country Clubs
Revenue	$586,083	$555,687	$30,396	5.5%
Adjusted EBITDA	$168,594	$156,001	$12,593	8.1%
Adjusted EBITDA Margin	28.8%	28.1%	70 bps	2.5%

Same Store Memberships	79,814	79,540	274	0.3%
Total Memberships	82,719	80,619	2,100	2.6%
Same Store Average Membership (1)	79,677	79,598	79	0.1%
Dues per Average Same Store Membership (2)	$3,287	$3,200	$87	2.7%
Revenue per Average Same Store Membership (2)	$7,073	$6,855	$218	3.2%
_______________________________

(1)	Same store average membership is calculated using the same store membership count at the beginning and end of the period indicated.

(2)	Same store dues or revenue divided by same store average membership.
Total revenues for same store golf and country clubs increased $17.9 million, or 3.3%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011, primarily due to increases in dues revenues, food and beverage and golf operation revenues. Dues revenues increased $7.2 million, or 2.8%, largely due to an increase in average dues per membership and partially due to upgrade revenues from the O.N.E. offering. Food and beverage revenues increased $5.2 million, or 4.4%, due to increases in a la carte volume and private party revenues, driven by the O.N.E. offering and increased spend in private party events. Golf operations revenues increased $3.1 million, or 2.4%, over the fiscal year ended December 27, 2011, largely due to a 5.9% and 3.2% increase in merchandise sales and cart rental revenues, respectively. The increase in merchandise sales and cart rental revenues was driven by a 2.5% increase in retail revenue per round and 3.0% increase in member golf rounds.
Adjusted EBITDA for same store golf and country clubs increased $9.9 million, or 6.4%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 largely due to increases in higher margin dues revenues. As a result, same store Adjusted EBITDA margin for the fiscal year ended December 25, 2012 increased 80 basis points over the fiscal year ended December 27, 2011.

Business, Sports and Alumni Clubs

The following table presents key financial information for our business, sports and alumni clubs for the fiscal years ended December 25, 2012 and December 27, 2011. References to percentage changes that are not meaningful are denoted by ‘‘NM’’.

	Fiscal Year Ended
Business, Sports and Alumni Club Segment	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
Same Store Clubs
Revenue
Dues	$74,914	$75,386	$(472)	(0.6)%
Food and Beverage	86,958	83,905	3,053	3.6%
Other	12,472	12,254	218	1.8%
Revenue	$174,344	$171,545	$2,799	1.6%
Adjusted EBITDA	$34,255	$32,673	$1,582	4.8%
Adjusted EBITDA Margin	19.6%	19.0%	60 bps	3.2%

Acquisitions
Revenue	$—	$—	$—	NM
Adjusted EBITDA	$—	$—	$—	NM

Total Business, Sports and Alumni Clubs
Revenue	$174,344	$171,545	$2,799	1.6%
Adjusted EBITDA	$34,255	$32,673	$1,582	4.8%
Adjusted EBITDA Margin	19.6%	19.0%	60 bps	3.2%

Same Store Memberships	62,046	62,953	(907)	(1.4)%
Total Memberships	62,046	62,953	(907)	(1.4)%
Same Store Average Membership (1)	62,500	63,460	(960)	(1.5)%
Dues per Average Same Store Membership (2)	$1,199	$1,188	$11	0.9%
Revenue per Average Same Store Membership (2)	$2,790	$2,703	$87	3.2%
_______________________________

(1)	Same store average membership is calculated using the same store membership count at the beginning and end of the period indicated.

(2)	Same store dues or revenue divided by same store average membership.
Total revenues for business, sports and alumni clubs increased $2.8 million, or 1.6%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 primarily due to increases in food and beverage revenues of $3.1 million, or 3.6%. The increase was largely driven by a $2.0 million, or 3.7%, improvement in private party revenues.
Adjusted EBITDA for business, sports and alumni clubs increased $1.6 million, or 4.8%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 partially due to increased revenues but primarily attributable to our continued focus on cost controls and expense management. Adjusted EBITDA margin of 19.6% for fiscal year ended December 25, 2012 increased 60 basis points over 19.0% for the fiscal year ended December 27, 2011.

Other

The following table presents financial information for Other, which is comprised primarily of activities not related to our two business segments, for the for fiscal years ended December 25, 2012 and December 27, 2011:

	Fiscal Year Ended
Other	December 25, 2012	December 27, 2011	Change	% Change
	(dollars in thousands)
Adjusted EBITDA	$(36,660)	$(31,501)	$(5,159)	16.4%

Other Adjusted EBITDA decreased $5.2 million, or 16.4%, for the fiscal year ended December 25, 2012 compared to the fiscal year ended December 27, 2011 due primarily to lower cash distributions from our equity method investments, that are subject to timing, and decreased revenue associated with changes in the allocation of revenue associated with our upgrade offerings.